Filed pursuant to Rule
                                                        424(b)(3)
                                       Registration No. 333-72760

            Prospectus Supplement No. 2 to Prospectus

               Freeport-McMoRan Copper & Gold Inc.
                       FCX Investment Ltd.

                          $603,750,000
              81/4% Convertible Senior Notes due 2006

               Freeport-McMoRan Copper & Gold Inc.
            42,220,280 Shares of Class A Common Stock
            42,220,280 Shares of Class B Common Stock

                      ____________________

     This prospectus supplement relates to the resale by the selling securityholders listed below of 81/4% Convertible Senior Notes due 2006 of Freeport-McMoRan Copper & Gold Inc. and its wholly owned subsidiary, FCX Investment Ltd., and the shares of class A or class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the notes. You should read this prospectus supplement together with the prospectus dated March 12, 2002, and the prospectus supplement No. 1 dated April 15, 2002, which are to be delivered with this prospectus supplement.

     The table below (1) sets forth additional and updated information with respect to the principal amount of notes owned by each selling securityholder, and the shares of common stock into which such notes are convertible, that may be offered under the prospectus and the prospectus supplements by the selling securityholders; and (2) supplements and, to the extent inconsistent with, amends both the table appearing in the section entitled "Selling Securityholders" beginning on page 43 of the prospectus and the table set forth in prospectus supplement No.
1. To the extent a selling securityholder is listed both in the table below and in either or both the table appearing in the prospectus and the table appearing in prospectus supplement No. 1, the information set forth below regarding that selling securityholder supercedes the information set forth in either or both the prospectus and the prospectus supplement No. 1.

     The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act of 1933. Because the selling securityholders may offer all or some portion of the notes or the common stock to be offered by them, we cannot estimate the amount of any sales.



                            Principal                 Number of Shares
                         Amount of Notes  Percentage  of Common Stock
 Name of Selling            Owned and     of Notes     That May Be
 Securityholder              Offered     Outstanding    Sold (1)
-------------------------  -----------    ---------   -----------
American International     $     5,000          *             349
  Group- VC I Value Fund
American Samoa Government       42,000          *           2,937
BP Amoco PLC Master Trust    1,552,000          *         108,531
EQ/Putnam Growth & Income      274,000          *          19,160
  Portfolio
Estate of James Campbell,      262,000          *          18,321
  The
Hotel Union & Hotel            451,000          *          31,538
  Industry of Hawaii Pension
  Plan
James Campbell Corporation,    351,000          *          24,545
  The
Jefferies and Company Inc.      10,000          *             699
Lincoln National Global        245,000          *          17,132
  Asset Allocation Fund, Inc.
Marsh & McLennan Companies,    150,000          *          10,489
  Inc. U.S. Retirement Plan
Merrill Lynch Pierce Fenner 11,312,000        1.87%       791,048
  & Smith Inc.
Pacific Life Funds-Equity       10,000          *             699
  Income
Pacific Select Funds-Equity     25,000          *           1,748
  Income
Penn Series Funds, Inc. -      240,000          *          16,783
  Large Cap Value Fund
Putnam Asset Allocation      2,010,000          *         140,559
  Funds-Balanced Portfolio
Putnam Asset Allocation      1,350,000          *          94,405
  Funds-Conservative
  Portfolio
Putnam Asset Allocation        180,000          *          12,587
  Funds-Growth Portfolio
Putnam Convertible Income-  11,700,000        1.94%       818,181
  Growth Trust
Putnam Convertible             435,000          *          30,419
  Opportunities and Income
  Trust
Putnam Equity Income Fund    1,700,000          *         118,881
Putnam Fund for Growth and  14,298,000        2.37%       999,860
  Income, The
Putnam Global Natural        3,300,000          *         230,769
  Resources Fund
Putnam Growth and Income       105,000          *           7,342
  (U.S. Value Equity) Fund
  (Dublin)
Putnam Large Cap Value          40,000          *           2,797
  Trust
Putnam Variable Trust-         495,000          *          34,615
  Putnam Global Asset
  Allocation Fund
Putnam Variable Trust-       3,610,000          *         252,447
  Putnam VT Growth & Income
  Fund
Quattro Fund Ltd.            2,500,000          *         174,825
Viacom Inc. Pension Plan        45,000          *           3,146
  Master Trust
Zurich Institutional         2,227,000          *         155,734
  Benchmarks Master Fund Ltd.
Zurich Institutional         2,500,000          *         174,825
Benchmarks Master Fund c/o
  Quatro Fund

__________

*  Less than 1%

(1) The notes are convertible into shares of class A or class B common stock at a conversion price (subject to adjustment) of $14.30 per share.

                      ____________________

     Investing in the notes involves significant risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

                      ____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      ____________________

    The date of this Prospectus Supplement is April 29, 2002.